Exhibit 99.2

November 18, 2008

TO:  All Shareholders

The board of directors of the Federal Home Loan Bank of Boston (the Bank) declared a quarterly dividend of $22.9 million, payable on December 2, 2008, based on average shares outstanding during the period July 1, 2008, through September 30, 2008. The dividend yield is 2.50 percent, and the payout ratio relative to the $49.7 million of net income earned in the quarter ended September 30, 2008, is 46 percent and will effectively contribute $27.3 million to retained earnings.

The dividend yield represents a reduction in yield of 55 basis points from that of the previous quarter. While the recommended yield is 46 basis points below the average daily three-month LIBOR yield for the quarter, it should be noted that three-month LIBOR has been elevated relative to other short-term indices throughout the financial crisis due to bank credit concerns, and this trend accelerated toward the end of the third quarter. We also note that this dividend level exceeds the average overnight federal funds effective rate for the third quarter by 50 basis points.

The Bank remains financially strong. However, unprecedented conditions affecting the Federal Home Loan Bank System have resulted in significant challenges going forward:

•                  Performance of loans underlying the Bank’s private-label residential mortgage-backed securities continues to deteriorate, raising the possibility of charges for impairments deemed to be other than temporary in future quarters. Please see our September 30, 2008, Form 10-Q at www.sec.gov for details.

•                  Funding costs for the Federal Home Loan Banks relative to broader interest-rate benchmarks have also deteriorated to unprecedented levels for debt with maturities of one year or longer, creating the prospect of spread compression going forward. These conditions are partly the result of the various federal initiatives to provide relief to credit markets, but they have had an adverse impact on our funding costs, the duration of which cannot be predicted.

Our primary objective is and always will be to supply funding to meet your needs in any environment. Capital preservation is a key component to our ability to deliver on that promise, and we therefore believe that this dividend is prudent.

Please don’t hesitate to contact me (617-292-9610), Chief Financial Officer Frank Nitkiewicz (617-292-9624), or Chief Accounting Officer Earl Baucom (617-292-9789) to discuss any concerns you might have.

Sincerely,

Michael A. Jessee

President and Chief Executive Officer